INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Cablevision Investment of Detroit, Inc.
Detroit, Michigan

We have audited the accompanying balance sheet of Cablevision Investment of Detroit, Inc. (an indirect majority owned subsidiary of Comcast Corporation) as of December 31, 1994, and the related statements of operations, stockholders' equity and of cash flows for the periods from January 1, 1994 to December 21, 1994 and December 22, 1994 to December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Cablevision Investment of Detroit, Inc. as of December 31, 1994, and the results of its operations and its cash flows for the periods stated above, in conformity with generally accepted accounting principles.

As discussed in Note 3 to the financial statements, on December 22, 1994 the Company became an indirect majority owned subsidiary of Comcast Corporation, which resulted in the establishment of a new cost basis for the Company's assets and liabilities.



/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Philadelphia, Pennsylvania
February 28, 1995

REPORT OF INDEPENDENT AUDITORS


To The Board of Directors and Shareholders

Cablevision Investment of Detroit, Inc.

We have audited the accompanying balance sheet of Cablevision Investment of Detroit, Inc. as of December 31, 1993, and the related statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cablevision Investment of Detroit, Inc. at December 31, 1993, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.



                                                       /s/ Ernst & Young LLP

January 27, 1994

CABLEVISION INVESTMENT OF DETROIT, INC.

BALANCE SHEET
DECEMBER 31, 1994 AND 1993
(Dollars in thousands)

                                                                                                   (Predecessor
                                                                                                    Corporation)
                                                                            1994                       1993
                                                                            ----                       ----
ASSETS

CURRENT ASSETS
    Cash..........................................................           $1,125                      $119
    Notes receivable from Comcast Cablevision of Detroit .........                                      1,000
    Other assets..................................................                4
                                                                            -------                    ------

          Total Current Assets....................................            1,129                     1,119

INVESTMENT IN COMCAST CABLEVISION OF DETROIT......................            8,534                     3,326
                                                                            -------                    ------

DEFERRED CHARGES..................................................            7,839
    Accumulated amortization......................................              (18)
                                                                            -------                    ------
    Deferred charges, Net.........................................            7,821
                                                                            -------                    ------

                                                                            $17,484                    $4,445
                                                                            =======                    ======

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable .............................................              $12                       $10
                                                                            -------                    ------

          Total Current Liabilities...............................               12                        10
                                                                            -------                    ------

DEFERRED INCOME TAXES.............................................            7,823
                                                                            -------                    ------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
    Common stock, $.01 par value - authorized,
       4,000,000 shares; issued, 1,000,000 .......................               10                        10
    Preferred stock, no par value - authorized,
       2,000,000 shares; issued, none.............................
    Additional capital............................................            9,686                     7,890
    Accumulated deficit...........................................              (47)                   (3,465)
                                                                            -------                    ------

                                                                              9,649                     4,435
                                                                            -------                    ------

                                                                            $17,484                    $4,445
                                                                            =======                    ======

See notes to financial statements.

CABLEVISION INVESTMENT OF DETROIT, INC.

STATEMENT OF OPERATIONS
PERIODS FROM JANUARY 1, 1994 TO DECEMBER 21, 1994 AND DECEMBER 22, 1994 TO DECEMBER 31, 1994 AND YEARS ENDED DECEMBER 31, 1993 AND 1992
(Dollars in thousands, except per share data)

                                                                                (Predecessor Corporation)
                                                                             ---------------------------------
                                                              December 22    January 1 to
                                                            to December 31,  December 21,
                                                                 1994            1994        1993         1992
                                                                 ----            ----        ----         ----
INCOME
    Interest income.......................................        $              $48          $53          $58
    Equity in net (loss) income of Comcast
       Cablevision of Detroit.............................          (45)         858          820          408
                                                                   ----         ----         ----        -----
                                                                    (45)         906          873          466
                                                                   ----         ----         ----        -----

EXPENSES
    Amortization..........................................           18          549          564          564
    Administrative........................................                        40           31           21
                                                                   ----         ----         ----        -----
                                                                     18          589          595          585
                                                                   ----         ----         ----        -----

(LOSS) INCOME BEFORE INCOME
    TAX BENEFIT ..........................................          (63)         317          278         (119)
                                                                   ----         ----         ----        -----

INCOME TAX BENEFIT........................................           16
                                                                   ----         ----         ----        -----

NET (LOSS) INCOME.........................................         ($47)        $317         $278        ($119)
                                                                   ====         ====         ====        =====

NET (LOSS) INCOME PER SHARE...............................        ($.05)        $.32         $.28        ($.12)
                                                                   ====         ====         ====        =====

See notes to financial statements.

CABLEVISION INVESTMENT OF DETROIT, INC.

STATEMENT OF CASH FLOWS
PERIODS FROM JANUARY 1, 1994 TO DECEMBER 21, 1994 AND DECEMBER 22, 1994 TO DECEMBER 31, 1994 AND YEARS ENDED DECEMBER 31, 1993 AND 1992
(Dollars in thousands)

                                                                                (Predecessor Corporation)
                                                                           ----------------------------------
                                                             December 22    January 1 to
                                                           to December 31,  December 21,
                                                                1994            1994        1993         1992
                                                                ----            ----        ----         ----
OPERATING ACTIVITIES
    Net (loss) income ....................................         ($47)        $317         $278        ($119)
       Noncash items included in net (loss) income:
          Equity in net loss (income) of Comcast
              Cablevision of Detroit......................           45         (858)        (820)        (408)
          Amortization....................................           18          549          564          564
          Deferred income tax benefit.....................          (16)
                                                                 ------       ------       ------      -------
                                                                                   8           22           37

       (Increase) decrease in other assets................                        (4)                        4
       Increase (decrease) in accounts payable ...........                         2            2          (13)
                                                                 ------       ------       ------      -------

              Net cash provided by operating activities...                         6           24           28
                                                                 ------       ------       ------      -------

FINANCING ACTIVITY-- Dividends............................                    (1,250)      (1,500)
                                                                 ------       ------       ------      -------

INVESTING ACTIVITIES
    Advances to affiliate.................................                                               1,500
    Advances repaid by affiliate .........................                    (1,000)      (1,500)
    Distributions from Comcast
       Cablevision of Detroit ............................                    (1,250)                   (1,500)
                                                                 ------       ------       ------      -------

              Net cash provided by investing activities...                    (2,250)      (1,500)
                                                                 ------       ------       ------      -------

INCREASE IN CASH..........................................                     1,006           24           28

    Cash, Beginning of Period.............................        1,125          119           95           67
                                                                 ------       ------       ------      -------


CASH, End of Period.......................................       $1,125       $1,125         $119          $95
                                                                 ======       ======       ======      =======

See notes to financial statements.

CABLEVISION INVESTMENT OF DETROIT, INC.

STATEMENT OF STOCKHOLDERS' EQUITY
PERIODS FROM JANUARY 1, 1994 TO DECEMBER 21,
1994 AND DECEMBER 22, 1994 TO DECEMBER 31, 1994 AND YEARS ENDED DECEMBER 31, 1993 AND 1992
(Dollars in thousands)


                                                                Common      Additional   Accumulated
                                                                 Stock        Capital      Deficit      Total
                                                                 -----        -------      -------      -----
Predecessor Corporation
BALANCE, JANUARY 1, 1992..................................          $10       $7,890      ($2,124)      $5,776
     Net loss.............................................                                   (119)        (119)
                                                                    ---       ------      -------       ------

BALANCE, DECEMBER 31, 1992................................           10        7,890       (2,243)       5,657
     Net income...........................................                                    278          278
     Cash dividend, $1.50 per share.......................                                 (1,500)      (1,500)
                                                                    ---       ------      -------       ------

BALANCE, DECEMBER 31, 1993................................           10        7,890       (3,465)       4,435
     Net income, January 1 to
        December 21, 1994.................................                                    317          317
     Cash dividend, $1.25 per share.......................                                 (1,250)      (1,250)
                                                                    ---       ------      -------       ------
BALANCE, DECEMBER 21, 1994................................          $10       $7,890      ($4,398)      $3,502
                                                                    ===       ======      =======       ======
Successor Corporation
     Acquisition..........................................          $10       $9,686         $          $9,696
     Net loss, December 22 to
        December 31, 1994.................................                                    (47)         (47)
                                                                    ---       ------      -------       ------
BALANCE, DECEMBER 31, 1994................................          $10       $9,686         ($47)      $9,649
                                                                    ===       ======      =======       ======




See notes to financial statements.

CABLEVISION INVESTMENT OF DETROIT, INC.

NOTES TO FINANCIAL STATEMENTS
PERIODS FROM JANUARY 1, 1994 TO DECEMBER 21, 1994
AND DECEMBER 22, 1994 TO DECEMBER 31, 1994 AND YEARS ENDED DECEMBER 31, 1993 AND 1992

1.     ORGANIZATION

       Cablevision Investment of Detroit, Inc. (the "Company"), an approximate 96.5% owned subsidiary of Maclean Hunter Cable TV, Inc. ("Cable TV"), a Michigan corporation, is a general partner which holds a 10% partnership interest in Comcast Cablevision of Detroit (formerly Barden Cablevision and referred to herein as the "Partnership"), a Michigan general partnership. The Partnership operates a cable communications system (the "System") pursuant to a franchise agreement (the "Franchise") with the city of Detroit, Michigan (the "City"). Effective December 22, 1994 (see
       Note 3), Cable TV became an indirect majority owned subsidiary of Comcast Corporation ("Comcast"), a Pennsylvania corporation which is a publicly owned company.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       Investments in Affiliates
       The Company accounts for its investment in the Partnership under the equity method. The Company records its investment at original cost and adjusts the recorded investment periodically to recognize the Company's proportionate share of the investees' net income or loss after the date of investment, and additional contributions made and distributions received.

       New Accounting Pronouncements
       Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" (see Note 5).

       Net (Loss) Income per Share
       Net (loss) income per share has been calculated based on the weighted average number of common shares outstanding for all periods presented.

       Reclassifications
       Certain reclassifications have been made to the prior years financial statements to conform to those classifications used in 1994.

3.     MACLEAN HUNTER ACQUISITION

       On March 31, 1994, Rogers Communications Inc. ("RCI") acquired substantially all of the outstanding shares of capital stock of Maclean Hunter Limited, which was formerly the parent of Maclean Hunter, Inc. ("MHI"). On December 22, 1994 (the "Purchase Date"), pursuant to a share purchase agreement (the "Share Purchase Agreement") between Comcast and RCI, Comcast MH Holdings, Inc. ("MH Holdings") purchased all of the issued and outstanding shares of capital stock of MHI and, in conjunction with a separate agreement with the shareholders of Comcast Michigan Holdings, Inc. (formerly Barden Communications, Inc. and referred to herein as "CMH"), acquired all of the issued and outstanding shares of capital stock of CMH, for an aggregate purchase price of approximately $1.2 billion (subject to certain adjustments) in cash (the purchase of the shares of MHI is referred to herein as the "MHI Share Purchase" and, together with the purchase of the CMH shares, as the "Share Purchase"). MH Holdings is an indirect wholly owned subsidiary of Comcast MHCP Holdings, L.L.C. ("MHCP"), a Delaware limited liability corporation. MHCP is owned 55% by a wholly owned subsidiary of Comcast and 45% by the California Public Employees' Retirement System ("CalPERS"), and is managed by Comcast. The MHI Share Purchase resulted in a change of control of the Company because Cable TV, the Company's parent, became an indirect wholly owned subsidiary of MH Holdings. In addition, the Share Purchase resulted in a change of control of the Partnership because the partners became substantially indirect wholly owned subsidiaries of MH Holdings.

CABLEVISION INVESTMENT OF DETROIT, INC.

NOTES TO FINANCIAL STATEMENTS
PERIODS FROM JANUARY 1, 1994 TO DECEMBER 21, 1994
AND DECEMBER 22, 1994 TO DECEMBER 31, 1994 AND YEARS ENDED DECEMBER 31, 1993 AND 1992 (Continued)


       As a result of the Share Purchase, a new cost basis was established for the purchased assets and liabilities. The financial position of the Company and the Partnership as of December 31, 1994, and their results of operations for the period from December 22, 1994 through December 31, 1994, reflect an allocation of the purchase price for the Share Purchase to the assets and liabilities of the Company and the Partnership based on relative estimated market values. Such allocation is preliminary pending, among other things, the final purchase price adjustment between Comcast and RCI. Financial information prior to the Share Purchase with respect to the Company and the Partnership has been presented herein as "Predecessor Corporation" and "Predecessor Partnership," respectively.

       On the Purchase Date, the Board of Directors of the Company (the "Board") appointed certain new members to the Board designated by Comcast (the "Comcast Designees") and, pursuant to the Share Purchase Agreement, all three incumbent members of the Board resigned. As a result, the Comcast Designees constitute the entire Board. On the Purchase Date, and pursuant to the Share Purchase Agreement, the incumbent officers of the Company resigned from their positions. The Comcast Designees have appointed new officers of the Company.

4.     INVESTMENT IN COMCAST CABLEVISION OF DETROIT

       The following is summarized financial information with respect to the
       Partnership:


       Condensed Financial Position
       (Dollars in thousands)

                                                                                           (Predecessor
                                                                                           Partnership)
                                                                                           -----------
                                                                                  December 31,
                                                                              1994             1993
                                                                              ----             ----
       Current assets..................................................      $4,576            $4,390
       Property and equipment, Net.....................................      59,358            71,707
       Deferred charges, Net...........................................     245,195             3,364
                                                                           --------           -------
                                                                           $309,129           $79,461
                                                                           ========           =======

       Current liabilities.............................................     $63,136           $17,611
       Long-term liabilities...........................................     160,647            52,112
       Partners' capital...............................................      85,346             9,738
                                                                           --------           -------

                                                                           $309,129           $79,461
                                                                           ========           =======

                                                         8

CABLEVISION INVESTMENT OF DETROIT, INC.

NOTES TO FINANCIAL STATEMENTS
PERIODS FROM JANUARY 1, 1994 TO DECEMBER 21, 1994
AND DECEMBER 22, 1994 TO DECEMBER 31, 1994 AND YEARS ENDED DECEMBER 31, 1993 AND 1992 (Continued)

       Condensed Statement of Operations
       (Dollars in thousands)

                                                                                  (Predecessor Partnership)
                                                                            -----------------------------------------

                                                            December 22,    January 1 to
                                                           to December 31,  December 21,  Years Ended December 31,
                                                                1994            1994        1993         1992
                                                                ----            ----        ----         ----
       Service income........................................    $1,843      $63,537      $65,963      $62,852
                                                                 ------      -------      -------      -------

       Operating, selling, general and
        administrative expenses..............................     1,211       42,417       45,372       44,261
       Depreciation and amortization.........................       722        9,600        9,752       11,411
                                                                 ------      -------      -------      -------
                                                                  1,933       52,017       55,124       55,672
                                                                 ------      -------      -------      -------

       Operating (loss) income ..............................       (90)      11,520       10,839        7,180

       Interest expense......................................       355        3,107        2,801        3,178
                                                                 ------      -------      -------      -------

       Net (loss) income for allocation to partners..........     ($445)      $8,413       $8,038       $4,002
                                                                 ======      =======      =======      =======

       Prior to the Share Purchase, the Company was allocated 10.2% of the Partnership's net income or loss. Contemporaneously with the Share Purchase, Detroit Cable TV, Inc. ("Detroit Cable"), a wholly owned subsidiary of Cable TV, exercised its option to acquire additional interests in the Partnership of 0.2% from the Company and 0.8% from CMH (collectively, the "Detroit Cable Option") for consideration previously provided. Following the Share Purchase, Detroit Cable, CMH and the Company hold interests of 50%, 40% and 10%, respectively, in the Partnership. As a result of the Share Purchase, the Company's recorded investment balance was increased to 10.0% of the new basis of the Partnership's net assets.

       Related Party Transactions
       As of December 31, 1993, the Company had a note receivable of $1.0 million from the Partnership with interest at 3.52%. The note was repaid by the Partnership in 1994. Interest income relating to the note receivable totalled $6,000, $50,000 and $56,000 in 1994, 1993 and 1992, respectively.

       Effective December 22, 1994, management fees are charged to the Partnership pursuant to a management agreement between Comcast and MH Holdings (the "Management Agreement"). Under the terms of the Management Agreement, Comcast will supervise the management and operation of the Partnership for compensation equal to 4.5% of the Partnership's gross revenues, with payment of one-third of such fees being deferred by MH Holdings. In addition, the Management Agreement provides for the reimbursement and sharing of certain of Comcast's actual costs relating to the operations of MH Holdings, including the operations of the Partnership. For the period from December 22, 1994 through December 31, 1994, the Partnership was charged $83,000 under the Management Agreement.

       Effective December 22, 1994, the Partnership is also charged by Comcast for certain operating expenses under a separate agreement between Comcast and MH Holdings (the "Cost Sharing Agreement"). These expenses are charged to MH Holdings, and ultimately the Partnership, by Comcast on the same basis that approximates what would have been charged if it purchased directly from the supplier, subject to certain adjustments and limitations. For the period from December 22, 1994 through December 31, 1994, the amount charged to the Partnership under the Cost Sharing Agreement was not significant.

       Cable Management of Detroit (the "Manager Partnership") was formed by Cable TV and CMH for the purpose of entering into a management agreement with the Partnership. Cable TV has a two-thirds partnership

CABLEVISION INVESTMENT OF DETROIT, INC.

NOTES TO FINANCIAL STATEMENTS
PERIODS FROM JANUARY 1, 1994 TO DECEMBER 21, 1994
AND DECEMBER 22, 1994 TO DECEMBER 31, 1994 AND YEARS ENDED DECEMBER 31, 1993 AND 1992 (Continued)

       interest in and controls the Manager Partnership; CMH has a one-third interest in the Manager Partnership. Through November 30, 1994, the Partnership paid the Manager Partnership a monthly fee equal to 6% of the Partnership's gross revenues. Fees incurred in 1994, 1993 and 1992 amounted to $3.6 million, $4.0 million and $3.8 million, respectively.

       Through December 21, 1994, the Partnership purchased certain services jointly with an affiliate owned by Cable TV. Reimbursement to the affiliate for these services amounted to $6.5 million, $5.8 million, and $6.6 million in 1994, 1993 and 1992, respectively, of which $1.1 million was due to the affiliate at December 31, 1993 and 1992. All amounts due to the affiliate in 1994 were paid prior to the Share Purchase.

       During the year ended December 31, 1994, the Partnership made a distribution to the partners of $12.5 million. The Partnership charged this distribution against the capital accounts Detroit Cable, CMH and the Company on a 50%, 40%, 10% basis, respectively. The Company's share of this distribution was $1.25 million. The proceeds received by the Company were paid to its shareholders in 1994 as a cash dividend of $1.25 per share of Common Stock. During the year ended December 31, 1992, the Partnership made a similar distribution to the partners of $15.0 million. The Company's share of this distribution was $1.5 million. The proceeds received by the Company were paid to its shareholders in 1993 as a cash dividend of $1.50 per share of Common Stock. The Company is generally restricted from paying further dividends to its shareholders under the terms of MH Holdings' credit agreement.

       Commitments and Contingencies
       Under the terms of the Franchise, the Partnership is obligated to make annual payments to the Public Benefit Corporation, an entity which provides financial support of public, educational and governmental programming. For the years ended December 31, 1994, 1993 and 1992, such payments were $340,000, $333,000 and $323,000, respectively.

       The Partnership has granted to the City an unconditional option and right to purchase the System, generally at market value, in the event of termination or non-renewal of the Franchise, subject to certain limitations.

       The Partnership is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position and results of operations of the Partnership.

       On March 30, 1994, the Federal Communications Commission ("FCC"), among other things, adopted interim regulations to govern cost-of-service showings by cable operators, establishing an industry-wide 11.25% after tax rate of return and a rebuttable presumption that acquisition costs above original historic book value of tangible assets should be excluded from the rate base; and reconsidered, among other matters, its regulations concerning rates for the addition of regulated services and the treatment of packages of "a la carte" channels. The Partnership is currently seeking to justify certain of its existing rates on the basis of cost-of-service showings. Although management believes that the Partnership's rates are supportable in a cost of service proceeding, no assurance can be given that the Partnership will be successful. If the Partnership is not successful in such efforts, and there is no legislative, administrative or judicial relief, the FCC regulations may adversely affect the Partnership's results of operations.

5.     INCOME TAXES

       Effective January 1, 1993, the Company adopted SFAS No. 109. SFAS 109 generally provides that deferred tax assets and liabilities be recognized for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities and expected benefits of utilizing net operating loss carryforwards. The impact on deferred taxes of changes in tax rates and laws, if any, applied to the years

CABLEVISION INVESTMENT OF DETROIT, INC.

NOTES TO FINANCIAL STATEMENTS
PERIODS FROM JANUARY 1, 1994 TO DECEMBER 21, 1994
AND DECEMBER 22, 1994 TO DECEMBER 31, 1994 AND YEARS ENDED DECEMBER 31, 1993 AND 1992 (Continued)

       during which temporary differences are expected to be settled are reflected in the financial statements in the period of enactment.

       Effective December 22, 1994, the Company became a majority owned subsidiary of Comcast Communications Properties, Inc. ("CCP"), which is wholly owned by MHCP, and is included in CCP's consolidated federal income tax returns. CCP allocates income tax expense or benefit to the Company as if the Company was filing a separate tax return. For the period from January 1, 1994 through December 21, 1994 and for the years ended December 31, 1993 and 1992, the Company's results of operations were included in the consolidated federal income tax returns filed by MHI. Pursuant to a tax sharing agreement between the Company and MHI, charges or credits for federal income taxes were determined as if the Company filed a separate federal income tax return. The Company incurred a cumulative net operating loss since inception on a stand-alone basis, which was utilized by affiliates of the Company in prior years' consolidated returns. Income tax benefit was recognized by the Company for such losses as the Company was able to utilize them on a stand-alone basis; accordingly, no provision for income taxes was recorded in the financial statements.

       As a result of the Share Purchase, the Company has recorded a deferred income tax liability of approximately $10.2 million for its proportionate share of the temporary differences between the financial reporting basis and the income tax reporting basis of the assets of the Partnership at the date of the Share Purchase and a deferred tax asset of $2.4 million for net operating loss and investment credit carryforwards. Deferred charges were increased by the same amount as prescribed by SFAS No. 109.

       For the period from December 22, 1994 through December 31, 1994, the effective income tax benefit of the Company differs from the statutory amount primarily because of non-deductible goodwill amortization. For the period from January 1, 1994 through December 21, 1994 and for the years ended December 31, 1993 and 1992, the Company did not record any provision for income taxes.

       For income tax reporting purposes, the Company has net operating loss carryforwards and investment tax credits of approximately $6.1 million and $172,000, respectively, which expire between 2001 and 2006.

6.     QUARTERLY FINANCIAL INFORMATION (UNAUDITED)


                                                             First      Second       Third     Fourth       Total
                                                            Quarter     Quarter     Quarter  Quarter (1)    Year
                                                            -------     -------     -------  -----------    ----
                                                                (Dollars in thousands, except per share data)
       1994
       ----
       Equity in net income of Comcast
         Cablevision of Detroit......................        $174        $312        $235        $92        $813
       Net income (loss).............................          38         166         101        (35)        270
       Net income (loss) per share...................         .04         .17         .10       (.04)        .27
       Cash dividends per share......................                                1.25                   1.25

       1993
       ----
       Equity in net income of Comcast
         Cablevision of Detroit......................        $136        $238        $241       $205        $820
       Net income....................................          14          91         104         69         278
       Net income per share..........................         .01         .09         .10        .08         .28
       Cash dividends per share......................                    1.50                               1.50

--------------------
(1) As a result of the Share Purchase, a new cost basis was established for the purchased assets and liabilities. The financial position of the Company and the Partnership as of December 31, 1994, and their results of

CABLEVISION INVESTMENT OF DETROIT, INC.

NOTES TO FINANCIAL STATEMENTS
PERIODS FROM JANUARY 1, 1994 TO DECEMBER 21, 1994
AND DECEMBER 22, 1994 TO DECEMBER 31, 1994 AND YEARS ENDED DECEMBER 31, 1993 AND 1992 (Continued)


       operations for the period from December 22, 1994 through December 31, 1994, reflect an allocation of the purchase price to the assets and liabilities of the Company and the Partnership based on relative estimated market values. For the year ended December 31, 1994, the effects of such allocations on the Company's and the Partnership's results of operations were not significant. Accordingly, the results of operations for the period from December 22, 1994 through December 31, 1994 are not presented separately.

INDEPENDENT AUDITORS' REPORT



The Partners
Comcast Cablevision of Detroit
Detroit, Michigan

We have audited the accompanying balance sheet of Comcast Cablevision of Detroit (formerly Barden Cablevision) (a partnership owned by subsidiaries of Comcast Corporation) as of December 31, 1994 and the related statements of operations, changes in partners' capital and of cash flows for the periods from January 1, 1994 to December 21, 1994 and December 22, 1994 to December 31, 1994. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Comcast Cablevision of Detroit as of December 31, 1994, and the results of its operations and its cash flows for the periods stated above, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the financial statements, on December 22, 1994 the Partnership became an indirect majority owned subsidiary of Comcast Corporation, which resulted in the establishment of a new cost basis for the Partnership's assets and liabilities.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Philadelphia, Pennsylvania
February 28, 1995

REPORT OF INDEPENDENT AUDITORS




The Partners of
  Barden Cablevision

We have audited the accompanying balance sheet of Barden Cablevision as of December 31, 1993, and the related statements of operations, partners' capital and cash flows for each of the two years in the period ended December 31, 1993. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Barden Cablevision as of December 31, 1993, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.



                                                       /s/ Ernst & Young LLP

January 27, 1994

COMCAST CABLEVISION OF DETROIT (FORMERLY BARDEN CABLEVISION)

BALANCE SHEET
DECEMBER 31, 1994 AND 1993
(Dollars in thousands)


                                                                                             (Predecessor
                                                                                             Partnership)
                                                                          1994                   1993
                                                                          ----                   ----
ASSETS

CURRENT ASSETS
     Cash............................................................      $                     $1,545
     Accounts receivable, less allowance for doubtful
       accounts of $381 and $580.....................................        2,907                2,208
     Prepaid charges and other.......................................        1,669                  637
                                                                          --------              -------

                Total Current Assets.................................        4,576                4,390
                                                                          --------              -------

PROPERTY AND EQUIPMENT...............................................       59,519              117,334
     Accumulated depreciation........................................         (161)             (45,627)
                                                                          --------              -------
     Property and equipment, Net.....................................       59,358               71,707
                                                                          --------              -------

DEFERRED CHARGES.....................................................      245,756               10,133
     Accumulated amortization........................................         (561)              (6,769)
                                                                          --------              -------
     Deferred charges, Net...........................................      245,195                3,364
                                                                          --------              -------

                                                                          $309,129              $79,461
                                                                          ========              =======

LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES
     Accounts payable and accrued expenses...........................       $6,661               $6,973
     Accrued interest................................................          427                  120
     Due to affiliates...............................................       56,048                3,475
     Current portion of long-term debt...............................                             7,043
                                                                          --------              -------


                Total Current Liabilities............................       63,136               17,611
                                                                          --------              -------

LONG-TERM DEBT, Less current portion.................................      154,869               46,480
                                                                          --------              -------

EQUIPMENT DEPOSITS AND OTHER.........................................        5,778                5,632
                                                                          --------              -------

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL....................................................       85,346                9,738
                                                                          --------              -------

                                                                          $309,129              $79,461
                                                                          ========              =======

See notes to financial statements.

COMCAST CABLEVISION OF DETROIT (FORMERLY BARDEN CABLEVISION)

STATEMENT OF OPERATIONS
PERIODS FROM JANUARY 1, 1994 TO DECEMBER 21, 1994 AND DECEMBER 22, 1994 TO DECEMBER 31, 1994 AND YEARS ENDED DECEMBER 31, 1993 AND 1992
(Dollars in thousands)


                                                                                (Predecessor Partnership)
                                                                           ----------------------------------
                                                             December 22   January 1 to
                                                           to December 31, December 21,
                                                                1994           1994         1993         1992
                                                                ----           ----         ----         ----
SERVICE INCOME...............................................    $1,843      $63,537      $65,963      $62,852
                                                                 ------      -------      -------      -------

COSTS AND EXPENSES
       Operating.............................................       935       30,647       33,277       31,858
       Selling, general and administrative...................       276       11,770       12,095       12,403
       Depreciation and amortization.........................       722        9,600        9,752       11,411
                                                                 ------      -------      -------      -------
                                                                  1,933       52,017       55,124       55,672
                                                                 ------      -------      -------      -------

OPERATING (LOSS) INCOME......................................       (90)      11,520       10,839        7,180

INTEREST EXPENSE.............................................       355        3,107        2,801        3,178
                                                                 ------      -------      -------      -------

NET (LOSS) INCOME FOR ALLOCATION
       TO PARTNERS...........................................     ($445)      $8,413       $8,038       $4,002
                                                                 ======      =======      =======      =======


See notes to financial statements.

COMCAST CABLEVISION OF DETROIT (FORMERLY BARDEN CABLEVISION)

STATEMENT OF CASH FLOWS
PERIODS FROM JANUARY 1, 1994 TO DECEMBER 21, 1994 AND DECEMBER 22, 1994 TO DECEMBER 31, 1994 AND YEARS ENDED DECEMBER 31, 1993 AND 1992
(Dollars in thousands)


                                                                                (Predecessor Partnership)
                                                                           -----------------------------------
                                                             December 22   January 1 to
                                                           to December 31, December 21,
                                                                1994           1994         1993         1992
                                                                ----           ----         ----         ----
OPERATING ACTIVITIES
       Net (loss) income for allocation to partners..........     ($445)      $8,413       $8,038       $4,002
       Noncash items included in net (loss) income for
         allocation to partners:
         Depreciation and amortization.......................       722        9,600        9,752       11,411
         Interest expense....................................                    175          194          178
                                                                  -----       ------       ------       ------
                                                                    277       18,188       17,984       15,591
       (Increase) decrease in accounts receivable and
         prepaid charges and other...........................                 (1,731)         255         (158)
       Increase (decrease) in accounts payable and accrued
         expenses, accrued interest and equipment
         deposits and other..................................       115         (762)          75          985
                                                                  -----       ------       ------       ------

             Net cash provided by operating activities.......       392       15,695       18,314       16,418
                                                                  -----       ------       ------       ------

FINANCING ACTIVITIES
       Repayment of long-term debt...........................                (53,523)     (10,066)      (9,300)
       Proceeds from borrowings..............................                                           15,489
       Distributions to partners.............................                (12,500)                  (14,850)
       Net financing transactions with affiliates............      (392)      52,039       (1,000)       1,500
                                                                  -----       ------       ------       ------

             Net cash used in financing activities...........      (392)     (13,984)     (11,066)      (7,161)
                                                                  -----       ------       ------       ------

INVESTING ACTIVITIES
       Additions to property and equipment and other.........                  3,256        5,817        9,332
                                                                  -----       ------       ------       ------

             Net cash used in investing activities...........                  3,256        5,817        9,332
                                                                  -----       ------       ------       ------

(DECREASE) INCREASE IN CASH..................................                 (1,545)       1,431          (75)

       Cash, Beginning of Period.............................                  1,545          114          189
                                                                  -----       ------       ------       ------

CASH, End of Period..........................................     $           $            $1,545         $114
                                                                  =====       ======       ======       ======


See notes to financial statements.

COMCAST CABLEVISION OF DETROIT (FORMERLY BARDEN CABLEVISION)

STATEMENT OF CHANGES IN PARTNERS' CAPITAL
PERIODS FROM JANUARY 1, 1994 TO
DECEMBER 21, 1994 AND DECEMBER 22, 1994 TO DECEMBER 31, 1994 AND YEARS ENDED DECEMBER 31, 1993 AND 1992
(Dollars in thousands)


                                                          Comcast        Detroit        Cablevision
                                                         Michigan         Cable        Investment of
                                                      Holdings, Inc.    TV, Inc.       Detroit, Inc.     Total
                                                      --------------    --------       -------------     -----
Barden Cablevision - Predecessor Partnership

BALANCE, JANUARY 1, 1992.............................      ($1,069)        $13,872          ($105)       $12,698
     Net income for allocation to partners...........        1,633           1,961            408          4,002
     Distribution to partners........................       (6,000)         (7,500)        (1,500)       (15,000)
                                                           -------         -------         ------        -------


BALANCE, DECEMBER 31, 1992...........................       (5,436)          8,333         (1,197)         1,700
     Net income for allocation to partners...........        3,279           3,939            820          8,038
                                                           -------         -------         ------        -------


BALANCE, DECEMBER 31, 1993...........................       (2,157)         12,272           (377)         9,738
     Net income for allocation to partners,
       January 1 to December 21, 1994................        3,433           4,122            858          8,413
     Distribution to partners........................       (5,000)         (6,250)        (1,250)       (12,500)
                                                           -------         -------         ------        -------


BALANCE, DECEMBER 21, 1994...........................      ($3,724)        $10,144          ($769)        $5,651
                                                           =======         =======         ======        =======


Comcast Cablevision of Detroit

     Acquisition.....................................      $34,316         $42,896         $8,579        $85,791
     Net loss for allocation to partners,
        December 22 to
        December 31, 1994............................         (177)           (223)           (45)          (445)
                                                           -------         -------         ------        -------


BALANCE, DECEMBER 31, 1994...........................      $34,139         $42,673         $8,534        $85,346
                                                           =======         =======         ======        =======


See notes to financial statements.

COMCAST CABLEVISION OF DETROIT (FORMERLY BARDEN CABLEVISION)

NOTES TO FINANCIAL STATEMENTS
PERIODS FROM JANUARY 1, 1994 TO DECEMBER 21, 1994
AND DECEMBER 22, 1994 TO DECEMBER 31, 1994 AND YEARS ENDED DECEMBER 31, 1993 AND 1992

1.     ORGANIZATION

       Comcast Cablevision of Detroit (formerly Barden Cablevision and referred to herein as the "Partnership"), a Michigan general partnership, operates a cable communications system (the "System") pursuant to a franchise agreement (the "Franchise") with the city of Detroit, Michigan (the "City"). The Partnership has three general partners: Cablevision Investment of Detroit, Inc. (the "Company"), with a 10% interest, Comcast Michigan Holdings, Inc. (formerly Barden Communications, Inc. and referred to herein as "CMH"), with a 40% interest and Detroit Cable TV, Inc. ("Detroit Cable," and referred to collectively with the Company and CMH as the "Partners"), with a 50% interest.

2.     MACLEAN HUNTER ACQUISITION

       On March 31, 1994, Rogers Communications Inc. ("RCI") acquired substantially all of the outstanding shares of capital stock of Maclean Hunter Limited, which was formerly the parent of Maclean Hunter, Inc. ("MHI"). On December 22, 1994 (the "Purchase Date"), pursuant to a share purchase agreement (the "Share Purchase Agreement") between Comcast Corporation ("Comcast") and RCI, Comcast MH Holdings, Inc. ("MH Holdings") purchased all of the issued and outstanding shares of capital stock of MHI and, in conjunction with a separate agreement with the shareholders of CMH, acquired all of the issued and outstanding shares of capital stock of CMH, for an aggregate purchase price of approximately $1.2 billion (subject to certain adjustments) in cash (the purchase of the shares of MHI is referred to herein as the "MHI Share Purchase" and, together with the purchase of the CMH shares, as the "Share Purchase"). MH Holdings is an indirect wholly owned subsidiary of Comcast MHCP Holdings, L.L.C. ("MHCP"), a Delaware limited liability corporation. MHCP is owned 55% by a wholly owned subsidiary of Comcast and 45% by the California Public Employees' Retirement System ("CalPERS"), and is managed by Comcast. The MHI Share Purchase resulted in a change of control of the Partnership because the Partners became substantially indirect wholly owned subsidiaries of MH Holdings.

       As a result of the Share Purchase, a new cost basis was established for the purchased assets and liabilities. The financial position of the Partnership as of December 31, 1994, and its results of operations for the period from December 22, 1994 through December 31, 1994, reflect an allocation of the purchase price to the assets and liabilities of the Partnership based on relative estimated market values. Such allocation is preliminary pending, among other things, the final purchase price adjustment between Comcast and RCI. In addition, since the Partners became substantially indirect wholly owned subsidiaries of MH Holdings, their capital accounts have been adjusted to reflect each respective partner's new ownership of the Partnership's net assets. Financial information prior to the Share Purchase with respect to the Partnership has been presented herein as "Predecessor Partnership."

       Contemporaneously with the Share Purchase, Detroit Cable, a wholly owned subsidiary of Maclean Hunter Cable TV, Inc. ("Cable TV"), exercised its option to acquire additional interests in the Partnership of 0.2% from the Company and 0.8% from CMH for consideration previously provided.

COMCAST CABLEVISION OF DETROIT (FORMERLY BARDEN CABLEVISION)

NOTES TO FINANCIAL STATEMENTS
PERIODS FROM JANUARY 1, 1994 TO DECEMBER 21, 1994
AND DECEMBER 22, 1994 TO DECEMBER 31, 1994 AND YEARS ENDED DECEMBER 31, 1993 AND 1992 (Continued)

3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       Property and Equipment
       Depreciation is provided by the straight-line method over estimated useful lives as follows:


                                                      December 22, 1994          January 1, 1992
                                                             to                        to
                                                      December 31, 1994         December 21, 1994
                                                      -----------------         -----------------
                                                                                  (Predecessor
                                                                                  Partnership)
                  Buildings                               20 years                   30 years
                  Operating facilities                8 - 30 years                   15 years
                  Other equipment                     3 - 10 years                3 - 7 years


       On the Purchase Date, the Partnership adjusted its property and equipment balance to reflect an allocated portion of the purchase price for the Share Purchase. Prior to the Purchase Date, property and equipment were stated at historical cost. In addition, effective with the Purchase Date, estimated useful lives of property and equipment have been adjusted to reflect such lives as stated in a preliminary appraisal of the Partnership's assets. The effect of this change in estimate was not significant to the Partnership's results of operations for the year ended December 31, 1994.

       During 1993, the Partnership changed the estimated useful life of converters from five to six years to better reflect their economic utility. The impact of this change was to reduce depreciation expense in 1993 by approximately $1.1 million.

       Deferred Charges
       Deferred charges consist principally of franchise and license acquisition costs as of December 31, 1994 and franchise and license acquisition costs and deferred financing fees as of December 31, 1993. For the period from December 22, 1994 through December 31, 1994, franchise and license acquisition costs are amortized over a period of 12 years. Through December 21, 1994, franchise and license acquisition costs were being amortized over an estimated useful life of 15 years and deferred financing fees were being amortized over the term of the related debt agreement. The Partnership periodically evaluates the recoverability of its deferred charges using objective methodologies. Such methodologies may include evaluations based on the cash flows generated by the underlying assets or other determinants of fair value.

       Income Taxes
       These financial statements include only those assets, liabilities and results of operations which relate to the business of the Partnership. No provision or benefit has been provided for income taxes as the Partners rather than the Partnership are subject to taxation.

       Reclassifications
       Certain reclassifications have been made to the prior years consolidated financial statements to conform to those classifications used in 1994.

4.     RELATED PARTY TRANSACTIONS

       CMH obtained its initial general partnership interest in the Partnership principally through the assignment to the Partnership of the franchise rights for the construction and operation of a cable television system in the City. Detroit Cable obtained its initial general partnership interest in the Partnership through its agreement to make capital contributions of $15 million to the Partnership. The parent of Cable TV, MHI, also agreed

COMCAST CABLEVISION OF DETROIT (FORMERLY BARDEN CABLEVISION)

NOTES TO FINANCIAL STATEMENTS
PERIODS FROM JANUARY 1, 1994 TO DECEMBER 21, 1994
AND DECEMBER 22, 1994 TO DECEMBER 31, 1994 AND YEARS ENDED DECEMBER 31, 1993 AND 1992 (Continued)

       to provide a limited completion guaranty of $5 million in connection with an $80 million loan agreement between the Partnership and a bank (see
       Note 5). On October 23, 1989, the bank consented to the cancellation of the limited completion guaranty given by MHI. In consideration for the completion guaranty provided by MHI, the Franchise Partnership Agreement provided that, in 1994, Detroit Cable would be paid a fee of $2.5 million and that its interest in the Partnership would become 50 percent. This fee obligation, which was repaid in 1994, totalled $2.3 million and $2.1 million at December 31, 1993 and 1992, respectively, net of unamortized discount based on an imputed interest rate of 8.75%. Interest expense for the years ended December 31, 1994, 1993 and 1992 relating to the obligation totalled $175,000, $194,000 and $178,000, respectively.

       As of December 31, 1993, the Partnership had a note payable of $1.0 million to the Company with interest at 3.52%. The note was repaid by the Partnership in 1994. Interest expense relating to the note payable totalled $6,000, $50,000 and $56,000 in 1994, 1993 and 1992, respectively.


       Effective December 22, 1994, management fees are charged to the Partnership pursuant to a management agreement between Comcast and MH Holdings (the "Management Agreement"). Under the terms of the Management Agreement, Comcast will supervise the management and operation of the Partnership for compensation equal to 4.5% of the Partnership's gross revenues, with payment of one-third of such fees being deferred by MH Holdings. In addition, the Management Agreement provides for the reimbursement and sharing of certain of Comcast's actual costs relating to the operations of MH Holdings, including the operations of the Partnership. For the period from December 22, 1994 through December 31, 1994, the Partnership was charged $83,000 under the Management Agreement.

       Effective December 22, 1994, the Partnership is also charged by Comcast for certain operating expenses under a separate agreement between Comcast and MH Holdings (the "Cost Sharing Agreement"). These expenses are charged to MH Holdings, and ultimately the Partnership, by Comcast on the same basis that approximates what would have been charged if it purchased directly from the supplier, subject to certain adjustments and limitations. For the period from December 22, 1994 through December 31, 1994, the amount charged to the Partnership under the Cost Sharing Agreement was not significant.

       Cable Management of Detroit (the "Manager Partnership") was formed by Cable TV and CMH for the purpose of entering into a management agreement with the Partnership. Cable TV has a two-thirds partnership interest in and controls the Manager Partnership; CMH has a one-third interest in the Manager Partnership. Through November 30, 1994, the Partnership paid the Manager Partnership a monthly fee equal to 6.0% of the Partnership's gross revenues. Fees incurred in 1994, 1993 and 1992 amounted to $3.6 million, $4.0 million and $3.8 million, respectively.

       Through December 21, 1994, the Partnership purchased certain services jointly with an affiliate owned by Cable TV. Reimbursement to the affiliate for these services amounted to $6.5 million, $5.8 million, and $6.6 million in 1994, 1993 and 1992, respectively, of which $1.1 million was due to the affiliate at December 31, 1993 and 1992. All amounts due to the affiliate in 1994 were paid prior to the Share Purchase.

       During the year ended December 31, 1994, the Partnership made a distribution to the partners of $12.5 million. The Partnership charged this distribution against the capital accounts of Detroit Cable, CMH and the Company on a 50%, 40%, 10% basis, respectively. During the year ended December 31, 1992, the Partnership made a similar distribution to the Partners of $15.0 million.

COMCAST CABLEVISION OF DETROIT (FORMERLY BARDEN CABLEVISION)


NOTES TO FINANCIAL STATEMENTS
PERIODS FROM JANUARY 1, 1994 TO DECEMBER 21, 1994
AND DECEMBER 22, 1994 TO DECEMBER 31, 1994 AND YEARS ENDED DECEMBER 31, 1993 AND 1992 (Continued)

5.     LONG-TERM DEBT

       On February 28, 1986, the Partnership entered into a loan agreement with a bank (as amended, the "Loan Agreement"). The purpose of the loan was to provide both construction and long-term financing for a portion of the costs of the System. Interest expense under the Loan Agreement was $2.5 million, $2.6 million and $2.9 million during the years ended December 31, 1994, 1993 and 1992, respectively.

       During 1994, MHI advanced $55.7 million to the Partnership. Such advances were used by the Partnership to repay the outstanding balance under the Loan Agreement and to make distributions to the Partners. Through December 21, 1994, interest on such advances was at rates ranging from the Prime Rate to the weighted average interest rate on the Loan Agreement. No interest was charged on such advances for the period from December 22, 1994 through December 31, 1994.

       In connection with the Share Purchase, MH Holdings entered into a $850.0 million credit agreement with certain lenders (the "Credit Agreement"). On December 22, 1994, the Partnership entered into a loan assumption agreement with MH Holdings whereby the Partnership, along with certain other subsidiaries of MH Holdings, would assume a portion of MH Holdings' obligations under the Credit Agreement. The Partnership's allocated portion of the total obligation was $184.1 million, of which $154.9 million was outstanding as of December 31, 1994.

       Maturities under the Credit Agreement commence in 1999. The Partnership's allocated portion of such maturities for the year ending December 31, 1999 is $18.6 million.

       Interest rates under the Credit Agreement vary based upon one or more of the following rates at the option of MH Holdings:

                  Prime rate to prime plus 3/4%; or
                  London Interbank Offered Rate (LIBOR) plus 5/8% to 1 3/4%;

       As of December 31, 1994, the weighted average effective interest rate on borrowings under the Credit Agreement was 7.38%.

       Substantially all of the assets of the Partnership are pledged as collateral under the Credit Agreement.

6.     PENSION PLAN

       The Partnership has a defined benefit pension plan covering substantially all employees. The Plan provides for benefits based on years of service and the employee's highest 5 year average compensation during the last 10 years of service.

       The Plan's investments are held in a trust which is invested in fixed income and equity funds.

       Contributions from the Partnership are accrued based on amounts computed by the Plan's actuary. The contributions to the Plan are designed to meet the minimum funding requirements of the Employee Retirement Income Security Act.

COMCAST CABLEVISION OF DETROIT (FORMERLY BARDEN CABLEVISION)

NOTES TO FINANCIAL STATEMENTS
PERIODS FROM JANUARY 1, 1994 TO DECEMBER 21, 1994
AND DECEMBER 22, 1994 TO DECEMBER 31, 1994 AND YEARS ENDED DECEMBER 31, 1993 AND 1992 (Continued)

       The following actuarial assumptions were used in 1994, 1993 and 1992:

                  Weighted average discount rate ............................      8.75%
                  Weighted average expected long-term rate
                     of return on assets.....................................     10.00%
                  Compensation increase......................................      6.50%


       The Plan's funded status and amounts recognized in the Partnership's financial statements at December 31 are as follows:


                                                                           1994                 1993
                                                                           ----                 ----
            Actuarial present value of:
                 Vested benefit obligations.......................        $200,500             $ 94,900
                                                                        ==========             ========

                 Accumulated benefit obligation...................        $316,500             $198,500
                                                                        ==========             ========

             Projected benefit obligation ........................      $1,008,900             $720,000
             Plan assets at fair value ...........................         521,600              320,300
                                                                        ----------             --------

             Projected benefit obligation in excess of plan assets         487,300              399,700
             Unrecognized loss....................................                              (45,600)
                                                                        ----------             --------

             Accrued pension liability............................        $487,300             $354,100
                                                                        ==========             ========


       The components of the annual net pension expense are as follows:



                                                                     1994             1993              1992
                                                                     ----             ----              ----
             Service cost.......................................   $234,400          $210,300         $166,800
             Interest cost......................................     62,300            41,000           21,800
             Actual return on plan assets.......................    (40,500)          (22,800)         (10,900)
                                                                   --------          --------         --------

                                                                   $256,200          $228,500         $177,700
                                                                   ========          ========         ========


       As a result the Share Purchase, the unrecognized loss associated with the Partnership's pension liability was recorded.

7.     PROFIT SHARING PLAN

       The Partnership has a profit sharing plan which covers substantially all employees. Contributions to the plan are discretionary and are determined by management. Profit sharing expenses approximated $391,000, $328,000 and $234,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

8.     STATEMENT OF CASH FLOWS - SUPPLEMENTAL INFORMATION

       The Partnership made interest payments of $3.0 million, $2.7 million and $3.2 million for the years ended December 31, 1994, 1993 and 1992, respectively.

9.     COMMITMENTS AND CONTINGENCIES

       Under the terms of the Franchise, which expires in May 2000, the Partnership is obligated to make annual payments to the Public Benefit Corporation, an entity which provides financial support of public, educational

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COMCAST CABLEVISION OF DETROIT (FORMERLY BARDEN CABLEVISION)

NOTES TO FINANCIAL STATEMENTS
PERIODS FROM JANUARY 1, 1994 TO DECEMBER 21, 1994
AND DECEMBER 22, 1994 TO DECEMBER 31, 1994 AND YEARS ENDED DECEMBER 31, 1993 AND 1992 (Continued)



       and governmental programming. For the years ended December 31, 1994, 1993 and 1992, such payments were $340,000, $333,000 and $323,000, respectively.

       The Partnership has granted to the City an unconditional option and right to purchase the System, generally at market value, in the event of termination or non-renewal of the Franchise, subject to certain limitations.

       The Partnership is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position and results of operations of the Partnership.


       On March 30, 1994, the Federal Communications Commission ("FCC"), among other things, adopted interim regulations to govern cost-of-service showings by cable operators, establishing an industry-wide 11.25% after tax rate of return and a rebuttable presumption that acquisition costs above original historic book value of tangible assets should be excluded from the rate base; and reconsidered, among other matters, its regulations concerning rates for the addition of regulated services and the treatment of packages of "a la carte" channels. The Partnership is currently seeking to justify certain of its existing rates on the basis of cost-of-service showings. Although management believes that the Partnership's rates are supportable in a cost of service proceeding, no assurance can be given that the Partnership will be successful. If the Partnership is not successful in such efforts, and there is no legislative, administrative or judicial relief, the FCC regulations may adversely affect the Partnership's results of operations.

10.    DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

       Effective December 31, 1994, the Partnership adopted the provision of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments."

       The carrying value of the Partnership's allocated portion of long-term debt under the Credit Agreement approximates fair value. Interest rates that are currently available to the Partnership for debt with similar terms and remaining maturities are used to estimate fair value for this debt since quoted market prices are not available.

       The due to affiliates in the Partnership's Balance Sheet consists primarily of advances to the Partnership by MHI. A reasonable estimate of the fair value of this item is not practicable to obtain because of its related party nature and the lack of market information.

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